EXHIBIT 10(e)
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) by and between The Sherwin-Williams Company, an Ohio corporation (“Sherwin-Williams” or the “Company”), and Aaron Erter (“Executive”), is effective as of the Effective Date defined below. In consideration of the promises provided for in this Agreement, Sherwin-Williams and Executive agree as follows:

1.
Employment. Sherwin-Williams agrees to continue to employ Executive according to the terms and conditions of this Agreement, and Executive agrees to continue such employment for the Agreement Term (as defined in Section 2 below).

2.Term. Subject to earlier termination pursuant to Section 6, the term of employment of Executive, pursuant to this Agreement, commenced effective on August 1, 2017 (the “Effective Date”), and shall continue through August 1, 2019 (the “Agreement Term”). In the event the Agreement Term should expire and Executive continues in the employ of Sherwin-Williams and/or its subsidiaries thereafter, any continuation of Executive’s employment with the Company or any of its subsidiaries beyond the Agreement Term shall constitute an at-will employment relationship and shall not be deemed to extend any of the provisions of this Agreement, except as otherwise expressly provided herein. The Executive’s employment with the Company and/or its subsidiaries during the Agreement Term and any period thereafter shall be the “Employment Term” and with his last day of employment with the Company and its subsidiaries being the “Date of Termination.”

3.Duties. During the Agreement Term, Executive shall serve as President of Sherwin-Williams’ Consumer Brands Group, subject at all times to the direction and control of Sherwin-Williams’ management, and shall have such duties and responsibilities as are usual and customary to the accomplishment of Executive’s role, as well as such duties and responsibilities as may be assigned to Executive from time-to-time by the appropriate officer or officers or supervisory personnel of Sherwin-Williams. During the Employment Term, Executive shall devote his full business time, energy, experience and talents to the business of Sherwin-Williams and its affiliates, as applicable, and will not engage in any other employment activities for any direct or indirect remuneration without written approval of Sherwin-Williams’ Chief Executive Officer.

4.Location of Services. Executive’s current employment location is Chicago, Illinois. Such employment location may be changed during the Employment Term if the parties mutually agree in writing to another location acceptable to both parties. If at any time the employment location agreed upon requires Executive’s relocation, Sherwin-Williams will relocate Executive to such location at Sherwin-Williams’ expense, pursuant to Sherwin-Williams’ standard practices for the relocation of similarly situated executives. The timeline and circumstances of such relocation are subject to mutual agreement by both parties.

5.Compensation and Benefits. During the Agreement Term, Executive shall be entitled to the following compensation and employee benefits.

(a)Base Salary. As compensation for his services hereunder and in consideration for Executive’s other agreements hereunder, Executive shall receive a base salary, payable in equal installments in accordance with Sherwin-Williams’ payroll procedures, at an annual rate of $500,000, subject to review and adjustment in accordance with Sherwin-Williams’ normal performance evaluation practices (“Base Salary”).

(b)Bonus and Equity Grants. Executive shall participate in Sherwin-Williams’ long-term incentive programs, which include regular grants of equity awards such as options and restricted stock units, in accordance with Sherwin-Williams’ equity grant practices for similarly situated executives generally. Executive’s annual bonus under The Sherwin-Williams Company 2007 Executive Annual Performance Bonus Plan (the “Performance Plan”) shall be designed and administered in accordance with Sherwin-Williams’ practices for similarly situated executives generally. Executive shall also be entitled to two special cash bonuses: (a) $228,800, payable in June 2018, subject to Executive’s continued employment with Sherwin-Williams through May 31, 2018, and (b) $228,800, payable in June 2019, subject to Executive’s continued employment with Sherwin-Williams through May 31, 2019.

(c)Benefits. Executive shall be eligible to participate in the employee benefit plans or programs made available by Sherwin-Williams to similarly situated executives generally from time-to-time, pursuant to the terms and conditions of such plans and programs and all applicable laws. For the avoidance of doubt, nothing in this Agreement shall diminish Executive’s benefits under The Valspar Corporation Employee Health Plan, as amended and restated, or any successor plan thereto.

(d)Business Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses actually incurred by Executive in performing Executive’s duties hereunder. All payments under this Section 5(d) will be made in accordance with the business expense reimbursement policy established by Sherwin-Williams from time to time and subject to receipt by Sherwin-Williams of appropriate documentation.

6.Termination of Employment.

(a)Termination Events. Executive’s employment hereunder and the Agreement Term may be terminated at any time (i) by Sherwin-Williams with Cause (as defined herein), (ii) by Sherwin-Williams without Cause on 30 days written notice to Executive, (iii) by Sherwin-Williams due to Executive’s Disability (as defined herein) on 30 days written notice to Executive, (iv) by Executive for Good Reason (as defined herein), (v) by Executive without Good Reason on 30 days written notice to Sherwin-Williams (which notice may be waived by Sherwin-Williams in its discretion, in which case, such termination shall be effective immediately upon Sherwin-Williams’ receipt of notice from Executive), or (vi) without action by Sherwin-Williams, Executive or any other person or entity, immediately upon Executive’s death. If Executive’s employment is terminated for any reason under this Section 6, Sherwin-Williams shall be obligated to pay or provide Executive (or his estate, as applicable) in a lump sum within 30 days following such termination, or at such time prescribed by any applicable plan: (i) any base salary payable to Executive pursuant to this Agreement, accrued up to and including the Date of Termination, (ii) any employee benefits and annual bonus compensation to which Executive is entitled, and has been determined to be due and payable by the Company’s Board of Directors (or a committee thereof), upon termination of his employment with Sherwin-Williams in accordance with the terms and conditions of the applicable plans of Sherwin-Williams, (iii) reimbursement of any unreimbursed business expenses incurred by Executive prior to his Date of Termination pursuant to Section 5 hereof, and (iv) payment for accrued but unused vacation time as of the Date of Termination, in accordance with Sherwin-Williams’ vacation policy ((i)-(iv) collectively, the “Accrued Amounts”).

(b)By Sherwin-Williams without Cause or by Executive for Good Reason. If Executive’s employment is terminated by Sherwin-Williams without Cause, or by Executive for Good Reason (in each case, other than a termination due to Executive’s death or Disability), Executive shall be entitled to receive the following amounts as severance (subject to Section 6(d)):

(i)Severance Payments.

(A)    if such termination occurs before May 31, 2019:
(1) an amount equal to two times the sum of Executive’s annual Base Salary and target annual bonus under the Performance Plan for the year in which employment termination occurs; and
(2) an amount equal to Executive’s target annual bonus under the Performance Plan for the calendar year of such termination, pro-rated based on the number of days Executive was actively employed by Sherwin-Williams during such year, with the amounts under (1) and (2), as applicable, each being paid in a lump sum cash payment within 30 days after the Date of Termination; or
(B)    if such termination occurs on or after May 31, 2019, and prior to July 18, 2019:
(1) an amount equal to one times the sum of Executive’s annual base salary and the annual target bonus, in each case, as in effect on May 31, 2017; and
(2) an amount equal to one-half of Executive’s annual target bonus, as in effect on May 31, 2017, pro-rated based on the number of days Executive was actively employed by Sherwin-Williams during the calendar year in which such termination occurs, with the amounts determined under (1) and (2), as applicable, each being paid in a lump sum cash payment within 30 days after the Date of Termination;
(C)    if such termination occurs on or after July 18, 2019, Executive shall be eligible to receive severance in accordance with the severance plans and programs of Sherwin-Williams available to similarly situated executives generally according to the terms of those plans and programs; and
(ii)Outplacement. Sherwin-Williams shall provide Executive with outplacement services in accordance with its practices for similarly situated executives generally.

(c)Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability during the Agreement Term, Executive (or his estate, as applicable) shall be entitled to receive the following amounts as severance: (i) an amount equal to two times the sum of Executive’s annual Base Salary and the target annual bonus under the Performance Plan for the year in which employment termination occurs; and (ii) an amount equal to Executive’s target annual bonus under the Performance Plan for the calendar year of such termination, pro-rated based on the number of days Executive was actively employed by Sherwin-Williams during such year, with the amounts under (i) and (ii), as applicable, each being paid in a lump-sum cash payment within 30 days after the Date of Termination.

(d)Release. Notwithstanding anything herein to the contrary, Sherwin-Williams shall not be obligated to make any payment under Sections 6(b) or (c) of this Agreement unless (i) prior to the 60th day following the Date of Termination, Executive (or his estate) executes a release of claims against Sherwin-Williams and its affiliates in a form provided by Sherwin-Williams (the “Release”); and (ii) any applicable revocation period has expired during such 60-day period without Executive (or his estate) revoking such release. To the extent Executive is required to sign a Release to receive any amount under Section 6 deemed to be “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the 60-day period allotted to sign (and not revoke) the Release starts in one calendar year and ends in the following calendar year, such payments will be made in the second calendar year, notwithstanding when the Release is executed and becomes irrevocable.

(e)Interaction With Other Sherwin-Williams Severance Programs. For the avoidance of doubt, if Executive receives payments and benefits pursuant to this Agreement, Executive shall not be entitled to any severance pay or benefits under any other severance plan or program of Sherwin-Williams. As provided in Section 6(b), beginning on July 18, 2019, Executive shall be eligible to participate in severance plans and programs of Sherwin-Williams available to similarly situated executives generally according to the terms of those plans and programs.

(f)Definitions. For purposes of this Agreement:

(i)“Cause” means: (A) any act or conduct on the part of Executive which constitutes fraud; (B) any use or misappropriation of Sherwin-Williams’ or its affiliates funds, assets or property for any personal or other improper purpose; (C) an act of moral turpitude or dishonesty by, or a felony conviction of, Executive, whether or not such act was committed in connection with Sherwin-Williams’ business; (D) any deliberate or willful refusal to follow any lawful directive of the person(s) to whom Executive reports; (E) any deliberate or willful refusal to follow Sherwin-Williams’ policies or procedures; or (F) any deliberate or willful breach of this Agreement.

(ii)“Disability” means the absence of Executive from Executive’s duties with Sherwin-Williams on a full-time basis for 90 consecutive business days, or 90 business days during any period of 120 consecutive business days, as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by Sherwin-Williams or its insurers and acceptable to Executive or Executive’s legal representative (agreement as to acceptability shall not be unreasonably withheld).

(iii)“Good Reason” means, in the absence of the prior written consent of Executive: (A) a material diminution in Executive’s title or a materially adverse diminution in Executive’s duties, authorities, or responsibilities; (B) a material reduction of Executive’s total target annual compensation; or (C) any other material breach by Sherwin-Williams of this Agreement; provided, however, that none of the events described in this sentence shall constitute Good Reason unless and until: (1) Executive reasonably determines in good faith that a Good Reason condition has occurred; (2) Executive has notified Sherwin-Williams in writing describing in reasonable detail the occurrence of one or more Good Reason events within 30 days of such occurrence; (3) Sherwin-Williams fails to cure such Good Reason event within 60 days after its receipt of such written notice, and Executive has cooperated in good faith with Sherwin-Williams’ efforts to cure such condition; (4) notwithstanding such efforts, the Good Reason condition continues to exist, and (5) Executive terminates his employment within 90 days after the occurrence of the applicable Good Reason event.

7.Successors. This Agreement is personal to the Executive, and shall not be assignable by Executive without the prior written consent of Sherwin-Williams. This Agreement shall be binding upon Sherwin-Williams and its successors and assigns.

8.Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Agreement to the contrary, in the event that Executive is a “specified employee” within the meaning of 409A (as determined in accordance with the methodology established by Sherwin-Williams as in effect on the Date of Termination) (a “Specified Employee”), any payments or benefits that are considered non-qualified deferred compensation under 409A payable under this Agreement on account of a “separation from service”, in each case, during the six-month period immediately following the Date of Termination shall instead be paid, or provided, as the case may be, as soon as practicable following the first business day after the date that is six months following Executive’s “separation from service” within the meaning of 409A (the “Delayed Payment Date”). For purposes of 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

9.Complete Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersedes all prior employment agreements, with the exception of any continuing confidentiality or other restrictive covenant agreements (with any undefined terms therein to be defined as provided herein), and also supersedes any promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein.

10.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, without reference to principles of conflict of laws.

11.Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	At Executive’s residence address as maintained by the Company in the regular course of its business for payroll purposes.

If to Sherwin-Williams:	The Sherwin-Williams Company
101 Prospect Avenue, N.W.
Cleveland, Ohio 44115
Attention: Senior Vice President - Human Resources

With a copy to:
The Sherwin-Williams Company
101 Prospect Avenue, N.W.
Cleveland, Ohio 44115
Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
12.Miscellaneous. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Executive shall perform all services in accordance with the policies, procedures and rules established by Sherwin-Williams. In addition, Executive shall comply with all laws, rules and regulations that are generally applicable to Sherwin-Williams or its subsidiaries or affiliates and their respective employees, directors and officers. Sherwin-Williams may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes or social security charges as shall be required to be withheld pursuant to any applicable law or regulation. Sherwin-Williams does not guarantee any tax result with respect to payments or benefits provided hereunder. Executive is responsible for all taxes owed with respect to all such payments and benefits.

13.Cooperation. During the Employment Term and thereafter, Executive shall cooperate with Sherwin-Williams and its subsidiaries and affiliates and be reasonably available to Sherwin-Williams with respect to continuing and/or future matters related to Executive’s employment period with Sherwin-Williams and/or its subsidiaries or affiliates, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, Executive appearing at Sherwin-Williams’ request to give testimony without requiring service of a subpoena or other legal process, volunteering to Sherwin-Williams all pertinent information and turning over to Sherwin-Williams all relevant documents which are or may come into Executive’s possession). Following termination of Executive’s employment with Sherwin-Williams, Sherwin-Williams shall reimburse Executive for all reasonable out of pocket expenses incurred by Executive in rendering such services that are approved by Sherwin-Williams.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.
AARON ERTER
/s/ Aaron Erter

THE SHERWIN-WILLIAMS COMPANY
By: /s/ Thomas P. Gilligan
Thomas P. Gilligan
Senior Vice President - Human Resources